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                                                                    EXHIBIT 23.2

                         Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement (Form S-3) and related Prospectus of Advanced Micro Devices, Inc. for the registration of $500,000,000 principal amount of 4.75% Convertible Senior Debentures due 2022 and 21,385,800 shares of common stock issuable upon conversion thereof, and to the incorporation by reference therein of our report dated January 8, 2002, with respect to the consolidated financial statements of Advanced Micro Devices, Inc. incorporated by reference in its Annual Report (Form 10-K) for the year ended December 30, 2001 and the related financial statement schedule included therein, filed with the Securities and Exchange Commission.


                                                           /s/ Ernst & Young LLP

May 13, 2002
San Jose, California